2.5 Year Market-Linked Securities Linked to NDX
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The Nasdaq-100 Index® (ticker: “NDX”)
Pricing date:	September 30, 2024
Valuation date:	March 30, 2027
Maturity date:	April 2, 2027
Upside participation rate:	100.00%
Maximum return at maturity:	At least 16.50%*
CUSIP / ISIN:	17332M6E9 / US17332M6E93
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Return amount:
If the final underlying value is greater than the initial underlying value:
$1,000 × the underlying return × the upside participation rate, subject to the maximum return at maturity
If the final underlying value is less than or equal to the initial underlying value:
$0
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Payment at maturity:	You will receive at maturity for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive
Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated August 29, 2024
* The actual maximum return at maturity will be determined on the pricing date.
** The diagram and the hypotheticals assume the lowest return at maturity.
Hypothetical Payment at Maturity per Security**
■ The Underlying	■ The Securities
	Hypothetical Underlying Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	100.00%	16.50%	$1,165.00
C	50.00%	16.50%	$1,165.00
	16.50%	16.50%	$1,165.00
	16.49%	16.49%	$1,164.90
B	5.00%	5.00%	$1,050.00
	0.00%	0.00%	$1,000.00
A	-25.00%	0.00%	$1,000.00
	-50.00%	0.00%	$1,000.00

Selected Risk Considerations	Additional Information
•
You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than or equal to the initial underlying value, you will receive only the stated principal amount for each security you hold at maturity.
•
Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate from the initial underlying value to the final underlying value.
•
Your potential return on the securities is limited to the maximum return at maturity
•
The securities do not pay interest.
•
You will not receive dividends or have any other rights with respect to the underlying.
•
Your payment at maturity depends on the closing value of the underlying on a single day.
•
The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
•
Sale of the securities prior to maturity may result in a loss of principal.
•
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•
The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
•
The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•
The issuer and its affiliates may have conflicts of interest with you.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.